UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 27, 2019

Date of Report (Date of earliest event reported)

RIBBON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38267	82-1669692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS 01886

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	RBBN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 13, 2019, Franklin W. Hobbs is no longer serving as the President and Chief Executive Officer of Ribbon Communications Inc. (the “Company”).

In connection with the above described transition, Mr. Hobbs entered into a letter agreement with the Company and Ribbon Communications Operating Company, Inc., a wholly owned subsidiary of the Company, on December 27, 2019 (“Letter Agreement”), pursuant to which Mr. Hobbs resigned from the Company’s Board of Directors (the “Board”), effective immediately. The Letter Agreement also provided for the termination of Mr. Hobbs’ employment with the Company, effective as of the close of business on December 31, 2019 (the “Separation Date”).

Under the Letter Agreement, subject to Mr. Hobbs’ execution and non-revocation of a release of claims in favor of the Company, Mr. Hobbs will be entitled, less applicable withholdings, to: (i) receive severance payments and benefits upon such termination consistent with those Mr. Hobbs would have received in the event of a termination without “Cause” (as such term is defined in his severance agreement, dated as of April 18, 2018), which includes (x) continued payment of Mr. Hobbs’ base salary (as of the Separation Date) for a period of twelve (12) months following the Separation Date, (y) a one-time lump sum cash amount equal to $500,000, and (z) continued payment of the Company’s share of medical, dental and vision insurance premiums for Mr. Hobbs and his dependents for the twelve (12) month period following the Separation Date; (ii) remain eligible to receive his 2019 annual corporate bonus, if any, as determined by the Compensation Committee of the Board as if he had remained employed; (iii) accelerated vesting of his unvested restricted stock units subject solely to time-based vesting (including any such units that had performance conditions that were previously satisfied and for which only time-based vesting conditions remain) that were scheduled to vest prior to January 1, 2021; and (iv) continued eligibility to vest (A) with respect to all of his unvested restricted stock units subject to EBITDA-based vesting with respect to the fiscal year ending on the Separation Date, subject to the actual achievement of any applicable performance conditions for such fiscal year; and (B) with respect to one-third of his unvested restricted stock units subject to TSR-based vesting for the three-year period ending December 31, 2021, subject to actual achievement of any applicable performance conditions for the portion of the performance period through the Separation Date (as if the performance period ended on the Separation Date).

The Letter Agreement provides that Mr. Hobbs’ obligations under his Confidentiality, Non-Competition and Assignment of Inventions Agreement, dated April 19, 2018, will continue to remain in full force and effect following the Separation Date and the severance payments and benefits described above are subject to continued compliance with such agreement.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1	Letter Agreement, dated as of December 27, 2019, among Ribbon Communications Inc., Ribbon Communications Operating Company, Inc. and Franklin W. Hobbs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2020	Ribbon Communications Inc.

	By:	/s/ Justin K. Ferguson
		Name:	Justin K. Ferguson
		Title:	Executive Vice President, General Counsel and Corporate Secretary